Columbia Financial, Inc. Announces Financial Results
for the Fourth Quarter and Year Ended December 31, 2020

Fair Lawn, New Jersey (January 27, 2021): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank (the "Bank"), reported net income of $20.7 million, or $0.19 per basic and diluted share, for the quarter ended December 31, 2020, as compared to net income of $13.5 million, or $0.12 per basic and diluted share, for the quarter ended December 31, 2019. Earnings for the quarter ended December 31, 2020 reflected higher net interest income, non-interest income, and lower provision for loan losses, partially offset by higher non-interest expense and income tax expense. The increase in net interest income for the quarter ended December 31, 2020 was primarily due to a decrease in interest expense of $9.8 million, or 41.4%. During the quarter ended December 31, 2020, the reduction of the cost of funds on deposits coupled with a lower average borrowings balance contributed to the reduction in interest expense. During the quarter ended December 31, 2020, $149.6 million of Federal Home Loan Bank of New York ("FHLB") borrowings which were prepaid, and accounted for as early extinguishments of debt, resulted in a loss of $1.2 million included in non-interest expense.

For the year ended December 31, 2020, the Company reported net income of $57.6 million, or $0.52 per basic and diluted share, as compared to net income of $54.7 million, or $0.49 per basic and diluted share, for the year ended December 31, 2019. Earnings for the year ended December 31, 2020 reflected higher net interest income, partially offset by higher provision for loan losses, lower non-interest income, and higher non-interest expense and higher income tax expense.

The higher provision for losses for the year ended December 31, 2020 was primarily attributable to consideration of the deterioration of economic factors and loan performance due to the ongoing COVID-19 pandemic which resulted in increases to qualitative factors, and to a lesser extent, due to an increase in charge-offs for the year. The Company elected to defer the adoption of the Current Expected Credit Loss ("CECL") methodology until December 31, 2020 as permitted by the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"). In late December 2020, the Consolidated Appropriations Act, 2021 was enacted, and extended certain provisions of the CARES Act, which allowed the Company to extend the adoption of CECL until January 1, 2022. The Company expects to extend its adoption of CECL in accordance with the recent legislation.

Mr. Thomas J. Kemly, President and Chief Executive Officer commented: "In 2020, we achieved strong financial results in a year of economic uncertainty and challenges due to the pandemic, and remained committed to supporting our customers, employees and communities. Our favorable earnings reflect the strength of our balance sheet, particularly our credit quality, liquidity and capital levels. During the year, we successfully completed the system conversion related to our acquisition of Stewardship Financial Corporation ("Stewardship") and also completed the acquisition of Roselle Bank ("Roselle"). The Company has fully achieved the cost synergies anticipated by these transactions during the fourth quarter. These acquisitions contributed to a 7% growth in our assets and a 20% growth in our deposits, while we also decreased our reliance on wholesale funding, continued to transform our deposit mix, and prudently deployed excess capital by repurchasing 7.6 million shares of our common stock in 2020. Our accomplishments were achieved in part by significantly lowering our cost of funds, focusing on expense discipline throughout the year and by fast-tracking our technological operating capabilities."

Results of Operations for the Quarters Ended December 31, 2020 and December 31, 2019

Net income of $20.7 million was recorded for the quarter ended December 31, 2020, an increase of $7.1 million, or 52.4%, compared to net income of $13.5 million for the quarter ended December 31, 2019. The increase in net income was primarily attributable to a $11.2 million increase in net interest income, a $1.9 million decrease in provision for loan losses, a $1.3 million increase in non-interest income, a $4.6 million increase in non-interest expense and a $2.7 million increase in income tax expense.
Net interest income was $58.7 million for the quarter ended December 31, 2020, an increase of $11.2 million, or 23.7%, from $47.4 million for the quarter ended December 31, 2019. The increase in net interest income was primarily attributable to a $1.5 million increase in interest income, compounded by a $9.8 million decrease in interest expense. The increase in interest income for the quarter ended December 31, 2020 was largely due to increases in the average balances on loans, securities and other interest-earning assets, which was the result of internal growth and the acquisitions of Stewardship and Roselle, partially offset by decreases in the average yields on these assets. Deferred fee acceleration of $2.9 million was recognized upon the forgiveness of $144.0 million of SBA Paycheck Protection Program ("PPP") loans for the quarter ended December 31, 2020. Prepayment penalties, which are included in interest income on loans, totaled $1.8 million for the quarter ended December 31, 2020, compared to $1.0 million for the quarter ended December 31, 2019.

The average yield on loans for the quarter ended December 31, 2020 decreased 17 basis points to 3.97%, as compared to 4.14% for the quarter ended December 31, 2019, while the average yield on securities for the quarter ended December 31, 2020 decreased 43 basis points to 2.30%, as compared to 2.73% for the quarter ended December 31, 2019. The average yield on other interest-earning assets for the quarter ended December 31, 2020 decreased 419 basis points to 0.68%, as compared to 4.87% for the quarter ended December 31, 2019, as there were substantially higher cash balances in low yielding bank accounts in the 2020 period. Decreases in the average yields on these portfolios for the quarter ended December 31, 2020 were influenced by the lower interest rate environment as the Federal Reserve reduced rates by 75 basis points in the third and fourth quarters of 2019, and in response to COVID-19, reduced rates again by 150 basis points in March 2020.

Total interest expense was $13.8 million for the quarter ended December 31, 2020, a decrease of $9.8 million, or 41.4%, from $23.6 million for the quarter ended December 31, 2019. The decrease in interest expense was primarily attributable to a 70 basis point decrease in the average cost of interest-bearing deposits which was partially offset by the impact from the increase in the average balance of deposits. The decrease in the cost of deposits was driven by both an inflow of lower costing deposits and the repricing of existing deposits at lower interest rates. Interest on borrowings decreased $3.9 million due to a decrease in the average balances of Federal Home Loan Bank advances and subordinated notes, coupled with an 89 basis point decrease in the cost of total borrowings. During the quarter ended December 31, 2020, we prepaid $122.6 million of FHLB borrowings with an average rate of 2.18% and original contractual maturities through July 2021, and $27.0 million of FHLB borrowings acquired in our Roselle acquisition with an average rate of 2.65% and original contractual maturities through November 2023. The prepayments were funded by excess cash liquidity. The transactions were accounted for as early debt extinguishments resulting in a total loss of $1.2 million.
The Company's net interest margin for the quarter ended December 31, 2020 increased 22 basis points to 2.81%, when compared to 2.59% for the quarter ended December 31, 2019. The weighted average yield on interest-earning assets decreased 40 basis points to 3.47% for the quarter ended December 31, 2020 as compared to 3.87% for the quarter ended December 31, 2019. Excluding the impact of the PPP loan deferred fee acceleration for the quarter ended December 31, 2020, the net interest margin would have been 2.67%. The average cost of interest-bearing liabilities decreased 78 basis points to 0.86% for the quarter ended December 31, 2020 as compared to 1.64% for the quarter ended December 31, 2019. The decrease in yields and costs for the quarter ended December 31, 2020 were largely driven by a continued lower rate environment. The net interest margin increased for the quarter as the cost of interest-bearing liabilities continued to reprice lower more rapidly than yields on interest-earning assets.
The provision for loan losses was $627,000 for the quarter ended December 31, 2020, a decrease of $1.9 million, from $2.5 million for the quarter ended December 31, 2019. The decrease was primarily attributable to a decrease in loan balances and net charge-offs for the quarter ended December 31, 2020. Net charge-offs decreased to $2.1 million for the quarter ended December 31, 2020, as compared to $3.4 million, for the quarter ended December 31, 2019.
Non-interest income was $10.0 million for the quarter ended December 31, 2020, an increase of $1.3 million, or 14.4%, from $8.7 million for the quarter ended December 31, 2019. The increase was primarily attributable to an increase in income from the gain on the sale of loans of $1.9 million, income from bank-owned life insurance of $756,000 and an increase in the fair value of equity securities of $595,000, partially offset by a decrease in gain on securities transactions of $891,000 and loan fees and services charges of $756,000. The decrease in loan fees and service charges includes a decrease in income from swap transactions.
Non-interest expense was $40.8 million for the quarter ended December 31, 2020, an increase of $4.6 million, or 12.6%, from $36.2 million for the quarter ended December 31, 2019. The increase was primarily attributable to an increase in compensation and employee benefits expense of $1.4 million, a loss on the extinguishment of debt of $1.2 million, and an increase in other non-interest expense of $2.9 million, partially offset by a decrease in merger-related expenses of $1.6 million during the quarter. The increase in other non-interest expense includes $1.6 million related to interest rate swap transactions.
Income tax expense was $6.5 million for the quarter ended December 31, 2020, an increase of $2.7 million, as compared to $3.8 million for the quarter ended December 31, 2019, mainly due to an increase in pre-tax income, and to a lesser extent, an increase in the effective tax rate. The Company's effective tax rate was 24.1% and 22.0% for the quarters ended December 31, 2020 and 2019, respectively.
Results of Operations for the Years Ended December 31, 2020 and December 31, 2019

Net income of $57.6 million was recorded for the year ended December 31, 2020, an increase of $2.9 million, or 5.3%, compared to net income of $54.7 million for the year ended December 31, 2019. The increase in net income was primarily attributable to a $49.2 million increase in net interest income, partially offset by a $14.2 million increase in provision for loan losses, a $29.4 million increase in non-interest expense and a $2.3 million increase in income tax expense.
Net interest income was $221.6 million for the year ended December 31, 2020, an increase of $49.2 million, or 28.5%, from $172.4 million for the year ended December 31, 2019. The increase in net interest income was primarily attributable to a $34.6 million increase in interest income and a $14.6 million decrease in interest expense. The increase in interest income for the year ended December 31, 2020 was largely due to increases in the average balances on loans, securities and other interest-earning assets, which was the result of internal growth and the acquisitions of Stewardship and Roselle, partially offset by decreases in the average yields on these assets. Net deferred fee acceleration of $2.9 million was recognized upon the forgiveness and settlement of $144.0 million of SBA PPP loans for the year ended December 31, 2020. Prepayment penalties, which are included in interest income on loans, totaled $3.8 million for the year ended December 31, 2020, compared to $2.7 million for the year ended December 31, 2019.

The average yield on loans for the year ended December 31, 2020 decreased 19 basis point to 3.98%, as compared to 4.17%, for the year ended December 31, 2019, while the average yield on securities for the year ended December 31, 2020 decreased 35 basis points to 2.48%, as compared to 2.83%, for the year ended December 31, 2019. The average yield on other interest-earning assets for the year ended December 31, 2020 decreased 426 basis points to 1.60%, as compared to 5.86% for the year ended December 31, 2019. Decreases in average yields on these portfolios for the year ended December 31, 2020 were influenced by the lower interest rate environment.

Total interest expense was $74.1 million for the year ended December 31, 2020, a decrease of $14.6 million, or 16.4%, from $88.7 million for the year ended December 31, 2019. The decrease in interest expense on deposits was primarily attributable to a 45 basis point decrease in the average cost of interest-bearing deposits which was partially offset by the impact from the increase in the average balance of deposits. The decrease in the cost of deposits was driven by both an inflow of lower costing deposits and the repricing of existing deposits at a significantly reduced rate. Interest on borrowings decreased $8.3 million due to a 74 basis point decrease in the total cost of these borrowings due to the reduction of higher costing borrowings, as discussed above, and a lower interest rate environment.
The Company's net interest margin for the year ended December 31, 2020 increased 14 basis points to 2.72%, when compared to 2.58% for the year ended December 31, 2019. The weighted average yield on interest-earning assets decreased 27 basis points to 3.64% for the year ended December 31, 2020 as compared to 3.91% for the year ended December 31, 2019. The average cost of interest-bearing liabilities decreased 54 basis points to 1.17% for the year ended December 31, 2020 as compared to 1.71% for the year ended December 31, 2019. The decrease in yields and costs for the year ended December 31, 2020 were largely driven by a lower interest rate environment. The net interest margin increased for the year ended December 31, 2020 as the cost of interest-bearing liabilities repriced lower more rapidly than yields on interest-earning assets.
The provision for loan losses was $18.4 million for the year ended December 31, 2020, an increase of $14.2 million, from $4.2 million for the year ended December 31, 2019. The increase was primarily attributable to consideration of the deterioration of economic conditions and loan performance due to the ongoing COVID-19 pandemic which resulted in increases to qualitative factors. Net charge-offs totaled $5.5 million for the year ended December 31, 2020, as compared to $4.9 million for the year ended December 31, 2019.
Non-interest expense was $158.1 million for the year ended December 31, 2020, an increase of $29.4 million, or 22.9%, from $128.7 million for the year ended December 31, 2019. The increase was primarily attributable to an increase in compensation and employee benefits expense of $16.4 million, occupancy expense of $3.0 million, loss on extinguishment of debt of $1.2 million, and other non-interest expense of $9.7 million. The increase in compensation and employee benefits expense was primarily attributable to an increase of $5.1 million in expense recorded in connection with grants made under the Company's 2019 Equity Incentive Plan. In addition, $3.0 million in expense was recorded in connection with the Company's previously announced voluntary early retirement program that was completed during the third quarter of 2020 and offered early retirement incentives for qualified employees. The increase in occupancy expense was primarily the result of an increase in the number of branch offices acquired from Stewardship and Roselle, and the increase in other non-interest expense was due to losses of $1.4 million recorded in connection with the branch consolidation resulting from the Stewardship merger and also includes $5.5 million related to interest rate swap transactions
Income tax expense was $18.7 million for the year ended December 31, 2020, an increase of $2.3 million, or 14.0%, as compared to $16.4 million for the year ended December 31, 2019, mainly due to an increase in pre-tax income, and to a lesser extent, an increase in the effective tax rate. The Company's effective tax rate was 24.5% and 23.0% for the years ended December 31, 2020 and 2019, respectively.
Balance Sheet Summary

Total assets increased $609.8 million, or 7.4%, to $8.8 billion at December 31, 2020 from $8.2 billion at December 31, 2019. The increase in total assets was primarily attributable to increases in cash and cash equivalents of $347.4 million, debt securities available for sale of $218.6 million, bank-owned life insurance of $21.4 million, goodwill and intangible assets of $18.8 million, and other assets of $64.1 million, partially offset by decreases of $25.8 million in Federal Home Loan Bank stock and $23.0 million in debt securities held to maturity.

Cash and cash equivalents increased $347.4 million, or 459.9%, to $423.0 million at December 31, 2020 from $75.5 million at December 31, 2019. The increase was primarily attributable to $155.2 million in cash acquired in the Roselle acquisition, an increase in repayments on loans, and strong growth in deposits, partially offset by $108.2 million in repurchases of common stock under our stock repurchase program.

Debt securities available for sale increased $218.6 million, or 19.9%, to $1.3 billion at December 31, 2020 from $1.1 billion at December 31, 2019. The increase was attributable to $51.5 million of investments acquired in the Roselle acquisition, purchases of $292.8 million of securities primarily consisting of mortgage-backed securities, and $117.3 million purchases of guarantor swaps with Freddie Mac, partially offset by maturities and calls of $22.5 million in U.S. agency obligations and municipal securities, repayments of $225.4 million, and sales of $20.8 million. The gross unrealized gain on debt securities available for sale increased by $27.2 million during the year ended December 31, 2020.
Loans receivable, net, decreased $28.8 million, or 0.5%, to $6.11 billion at December 31, 2020 from $6.14 billion at December 31, 2019. One-to-four family real estate loans, multifamily and commercial real estate loans and home equity loans and advances decreased $136.8 million, $102.0 million, and $67.0 million, respectively, partially offset by increases in construction loans and commercial business loans of $29.8 million and $269.7 million, respectively. The 2020 period included $171.6 million of loans which were acquired due to the Roselle acquisition, which mainly consisted of one-to-four family real estate loans. A significant portion of the increase in commercial business loans included loans granted as part of the SBA PPP, which totaled $344.4 million at December 31, 2020. The allowance for loan loss balance increased $13.0 million to $74.7 million at December 31, 2020 from $61.7 million at December 31, 2019, which was primarily attributable to consideration of the deterioration of economic conditions and loan performance due to the ongoing COVID-19 pandemic resulting from increases in qualitative factors. The current allowance for loan losses was calculated using the existing incurred loss methodology.

Bank-owned life insurance increased $21.4 million, or 10.1%, to $232.8 million at December 31, 2020 from $211.4 million at December 31, 2019. The increase was primarily attributable to $17.2 million acquired in connection with the Roselle acquisition.
Goodwill and intangible assets increased $18.8 million, or 27.4%, to $87.4 million at December 31, 2020 from $68.6 million at December 31, 2019. The increase was primarily attributable to $18.7 million in goodwill recorded in connection with the Roselle acquisition.
Other assets increased $64.1 million, or 44.0%, to $209.9 million at December 31, 2020 from $145.7 million at December 31, 2019. The increase is other assets consisted of a $19.0 million balance of a right-of-use asset recognized in connection with the adoption of Accounting Standards Update 2016-02-Leases ("ASU 2016-02"), a $22.9 million increase in the collateral balance related to our swap agreement obligations, and a $13.2 million increase in interest rate swap fair value adjustments.
Total liabilities increased $581.1 million, or 8.1%, to $7.8 billion at December 31, 2020 from $7.2 billion at December 31, 2019. The increase was primarily attributable to an increase in total deposits of $1.1 billion, or 20.1%, and an increase in accrued expenses and other liabilities of $58.9 million, or 50.0%, partially offset by a decrease in borrowings of $607.7 million, or 43.2%. The increase in total deposits was partially driven by $333.2 million in deposits assumed in connection with the Roselle acquisition. Non-interest bearing and interest-bearing demand deposits increased $396.2 million and $468.8 million, respectively. The increase in accrued expenses and other liabilities consisted of a $20.1 million lease liability recognized in connection with the adoption of ASU 2016-02, and a $24.2 million increase in interest rate swap liabilities. The decrease in borrowings was primarily driven by maturing long-term borrowings of $194.3 million, a net decrease in short-term borrowings of $372.8 million, the prepayment of $149.6 million of FHLB borrowings and a payoff of $16.6 million of subordinated notes, partially offset by new long-term borrowings of $90.0 million and $37.7 million in borrowings assumed from Roselle.

Total stockholders’ equity increased $28.8 million, or 2.9%, to $1.0 billion at December 31, 2020 from $982.5 million at December 31, 2019. The net increase was primarily attributable to net income of $57.6 million, an increase in additional paid in capital of $68.5 million due to the issuance of 4,759,048 shares of Company common stock to Columbia Bank MHC in connection with the Roselle acquisition, and improved fair values on debt securities within our available for sale portfolio of $27.2 million, partially offset by the repurchase of 7,587,142 shares of common stock totaling $108.2 million under our stock repurchase program and the increase in the funded status of the retirement plan obligations of $14.2 million.

Asset Quality
The Company's non-performing loans at December 31, 2020 totaled $8.2 million, or 0.13% of total gross loans, as compared to $6.7 million, or 0.11% of total gross loans, at December 31, 2019. The $1.5 million increase in non-performing loans was primarily attributable to increases of $904,000 in non-performing one-to-four family real estate loans and $1.2 million in non-performing multifamily and commercial real estate loans, partially offset by a $718,000 decrease in non-performing commercial business loans. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 10 non-performing loans at December 31, 2019 to 13 non-performing loans at December 31, 2020. The increase in non-performing multifamily and commercial real estate loans was due to two higher balance loans included at December 31, 2020, despite a decrease in the number of loans from 8 non-performing loans at December 31, 2019 to 4 non-performing loans at December 31, 2020. Non-performing assets as a percentage of total assets totaled 0.09% at December 31, 2020 as compared to 0.08% at December 31, 2019.
For the quarter ended December 31, 2020, net charge-offs totaled $2.1 million as compared to $3.4 million for the quarter ended December 31, 2019. For the year ended December 31, 2020, net charge-offs totaled $5.5 million as compared to $4.9 million for the year ended December 31, 2019. The increase in net charge-offs for the year ended December 31, 2020 included a $2.8 million charge-off of one commercial business loan.
The Company's allowance for loan losses was $74.7 million, or 1.21% of total loans, at December 31, 2020, compared to $61.7 million, or 1.00% of total loans, at December 31, 2019. The increase in the allowance for loan losses was primarily attributable to consideration of economic conditions and loan performance due to the ongoing COVID-19 pandemic which resulted in increase to qualitative factors.
Stock Repurchase Program
During the year ended December 31, 2020, the Company repurchased 7,587,142 shares of common stock at a cost of $108.2 million, or $14.26 per share. This includes 4,130,942 shares repurchased at a cost of $54.8 million, or $13.27 per share, under the second stock repurchase program announced on September 10, 2020. As of January 22, 2021, there are 353,128 shares remaining to be purchased under this existing program.
COVID-19
Through December 31, 2020, the Company granted commercial loan modification requests with respect to multifamily, commercial, and construction real estate loans with current balances of $735.1 million and consumer-related loan modification requests with respect to one-to-four family real estate loans and home equity loans and advances with current balances of $180.2 million to our customers affected by the COVID-19 pandemic. These short-term loan modifications are being treated in accordance with Section 4013 of the CARES Act and will not be treated as troubled debt restructurings during the short-term modification period if the loan was not in arrears at December 31, 2019. Furthermore, based on current evaluations, generally, we have continued the accrual of interest on these loans during the short-term modification period. The Consolidated Appropriations Act, 2021 ("CAA"), which was enacted in late December 2020, extended certain provisions of the CARES Act, including provisions permitting loan deferral extension requests to not be treated as troubled debt restructurings. Commercial loan modification requests include various industries and property types. The following table is a summary of loan modifications that have not begun to remit full payment:

	Balance at December 31, 2020	Percent of Total Loans at December 31, 2020	Balance at January 22, 2021	Percent of Total Loans at January 22, 2021

Real estate loans:
One-to-four family	$6,770	0.35%	$6,488	0.34%
Multifamily and commercial	71,348	2.53	54,418	1.93
Construction	3,312	1.01	3,337	1.04
Commercial business loans	3,397	0.45	3,395	0.47
Consumer loans:
Home equity loans and advances	314	0.10	145	0.05
Total loans	$85,141	1.38%	$67,783	1.11%

At December 31, 2020, $65.8 million of the commercial loans in the above table are remitting partial payments and $29.6 million were granted an additional deferral period, of which all are remitting payments.

Through December 31, 2020, the Company originated 2,438 loans for $488.8 million under the SBA Paycheck Protection
Program. Borrowers began filing applications for forgiveness during the third and fourth quarters of 2020. Through December 31, 2020, $144.0 million of these applications have been approved, and $2.9 million of deferred fees were accelerated and recognized in income for the quarter ended December 31, 2020.

Annual Meeting of Stockholders

On January 27, 2021, the Company also announced that its annual meeting of stockholders will be held on May 20, 2021.

About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc. its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as

Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas. We currently operate 61 full-service banking offices.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy or its integration of acquired financial institutions and businesses; and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K as supplemented by its Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	December 31,
	2020	2019
Assets	(Unaudited)
Cash and due from banks	$422,787	$75,420
Short-term investments	170	127
Total cash and cash equivalents	422,957	75,547

Debt securities available for sale, at fair value	1,316,952	1,098,336
Debt securities held to maturity, at amortized cost (fair value of $277,091, and $289,505 at December 31, 2020 and 2019, respectively)	262,720	285,756
Equity securities, at fair value	5,418	2,855
Federal Home Loan Bank stock	43,759	69,579
Loans held-for-sale, at fair value	4,146	—

Loans receivable	6,181,770	6,197,566
Less: allowance for loan losses	74,676	61,709
Loans receivable, net	6,107,094	6,135,857

Accrued interest receivable	29,456	22,092
Real estate owned	—	—
Office properties and equipment, net	75,974	72,967
Bank-owned life insurance	232,824	211,415
Goodwill and intangible assets	87,384	68,582
Other assets	209,852	145,708
Total assets	$8,798,536	$8,188,694

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$6,778,624	$5,645,842
Borrowings	799,364	1,407,022
Advance payments by borrowers for taxes and insurance	32,570	35,507
Accrued expenses and other liabilities	176,691	117,806
Total liabilities	7,787,249	7,206,177

Stockholders' equity:
Total stockholders' equity	1,011,287	982,517
Total liabilities and stockholders' equity	$8,798,536	$8,188,694

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$62,725	$60,211	$255,236	$217,774
Debt securities available for sale and equity securities	6,722	7,643	28,376	30,938
Debt securities held to maturity	2,218	2,090	8,025	8,180
Federal funds and interest-earning deposits	126	189	413	594
Federal Home Loan Bank stock dividends	710	893	3,661	3,597
Total interest income	72,501	71,026	295,711	261,083
Interest expense:
Deposits	10,677	16,567	55,246	61,551
Borrowings	3,148	7,031	18,892	27,161
Total interest expense	13,825	23,598	74,138	88,712

Net interest income	58,676	47,428	221,573	172,371

Provision for loan losses	627	2,519	18,447	4,224

Net interest income after provision for loan losses	58,049	44,909	203,126	168,147

Non-interest income:
Demand deposit account fees	927	1,362	3,633	4,478
Bank-owned life insurance	2,153	1,397	6,620	5,846
Title insurance fees	1,589	1,491	5,034	4,981
Loan fees and service charges	593	1,349	2,419	6,707
Gain on securities transactions	—	891	370	2,612
Change in fair value of equity securities	712	117	767	305
Gain on sale of loans	2,022	75	5,444	785
Other non-interest income	1,966	2,027	6,983	5,922
Total non-interest income	9,962	8,709	31,270	31,636

Non-interest expense:
Compensation and employee benefits	24,338	22,971	100,687	84,256
Occupancy	4,851	4,552	19,170	16,180
Federal deposit insurance premiums	551	(32)	1,901	895
Advertising	566	621	2,641	3,932
Professional fees	1,681	1,694	5,810	5,913
Data processing	922	1,036	3,342	3,001
Merger-related expenses	—	1,553	1,931	2,755
Loss on extinguishment of debt	1,158	—	1,158	—
Other non-interest expense	6,743	3,842	21,499	11,769
Total non-interest expense	40,810	36,237	158,139	128,701

Income before income tax expense	27,201	17,381	76,257	71,082

Income tax expense	6,547	3,832	18,654	16,365

Net income	$20,654	$13,549	$57,603	$54,717

Earnings per share-basic and diluted	$0.19	$0.12	$0.52	$0.49
Weighted average shares outstanding-basic and diluted	108,499,658	109,958,999	109,755,924	111,101,246

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended December 31,
	2020			2019
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,282,151	$62,725	3.97%	$5,774,359	$60,211	4.14%
Securities	1,546,657	8,940	2.30%	1,415,495	9,733	2.73%
Other interest-earning assets	489,880	836	0.68%	88,081	1,082	4.87%
Total interest-earning assets	8,318,688	72,501	3.47%	7,277,935	71,026	3.87%
Non-interest-earning assets	600,226			499,408
Total assets	$8,918,914			$7,777,343

Interest-bearing liabilities:
Interest-bearing demand	$2,142,190	$2,373	0.44%	$1,613,885	$4,484	1.10%
Money market accounts	613,871	603	0.39%	362,205	792	0.87%
Savings and club deposits	670,737	269	0.16%	513,667	198	0.15%
Certificates of deposit	2,004,074	7,432	1.48%	1,962,822	11,093	2.24%
Total interest-bearing deposits	5,430,872	10,677	0.78%	4,452,579	16,567	1.48%
FHLB advances	942,644	3,082	1.30%	1,246,444	6,853	2.18%
Subordinated notes	—	—	—%	11,434	113	3.92%
Junior subordinated debentures	8,369	66	3.14%	4,970	65	5.19%
Total borrowings	951,013	3,148	1.32%	1,262,848	7,031	2.21%
Total interest-bearing liabilities	6,381,885	$13,825	0.86%	5,715,427	$23,598	1.64%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,326,030			911,990
Other non-interest-bearing liabilities	207,409			156,637
Total liabilities	7,915,324			6,784,054
Total stockholders' equity	1,003,590			993,289
Total liabilities and stockholders' equity	$8,918,914			$7,777,343

Net interest income		$58,676			$47,428
Interest rate spread			2.61%			2.23%
Net interest-earning assets	$1,936,803			$1,562,508
Net interest margin			2.81%			2.59%
Ratio of interest-earning assets to interest-bearing liabilities	130.35%			127.34%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Year Ended December 31,
	2020			2019
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,413,559	$255,236	3.98%	$5,222,953	$217,774	4.17%
Securities	1,465,093	36,401	2.48%	1,380,801	39,118	2.83%
Other interest-earning assets	255,369	4,074	1.60%	71,551	4,191	5.86%
Total interest-earning assets	8,134,021	$295,711	3.64%	6,675,305	$261,083	3.91%
Non-interest-earning assets	610,952			411,549
Total assets	$8,744,973			$7,086,854

Interest-bearing liabilities:
Interest-bearing demand	$1,945,075	$12,666	0.65%	$1,420,667	$17,621	1.24%
Money market accounts	510,189	2,890	0.57%	286,281	2,301	0.80%
Savings and club deposits	623,964	1,023	0.16%	495,261	770	0.16%
Certificates of deposit	2,088,488	38,667	1.85%	1,842,243	40,859	2.22%
Total interest-bearing deposits	5,167,716	55,246	1.07%	4,044,452	61,551	1.52%
FHLB advances	1,122,633	18,145	1.62%	1,133,280	26,983	2.38%
Subordinated notes	11,067	448	4.05%	2,881	113	3.92%
Junior subordinated debentures	8,481	295	3.48%	1,253	65	5.19%
Other borrowings	1,913	4	0.21%	—	—	—%
Total borrowings	1,144,094	18,892	1.65%	1,137,414	27,161	2.39%
Total interest-bearing liabilities	6,311,810	$74,138	1.17%	5,181,866	$88,712	1.71%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,215,352			776,850
Other non-interest-bearing liabilities	201,714			133,213
Total liabilities	7,728,876			6,091,929
Total stockholders' equity	1,016,097			994,925
Total liabilities and stockholders' equity	$8,744,973			$7,086,854

Net interest income		$221,573			$172,371
Interest rate spread			2.47%			2.20%
Net interest-earning assets	$1,822,211			$1,493,439
Net interest margin			2.72%			2.58%
Ratio of interest-earning assets to interest-bearing liabilities	128.87%			128.82%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Yield on interest-earning assets:
Loans	3.97%	3.85%	3.96%	4.15%	4.14%
Securities	2.30	2.38	2.56	2.72	2.73
Other interest-earning assets	0.68	1.26	2.95	5.06	4.87
Total interest-earning assets	3.47%	3.50%	3.69%	3.91%	3.87%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	0.78%	0.96%	1.15%	1.43%	1.48%
Total borrowings	1.32	1.41	1.66	2.07	2.21
Total interest-earning liabilities	0.86%	1.04%	1.25%	1.58%	1.64%

Interest rate spread	2.61%	2.46%	2.44%	2.33%	2.23%
Net interest margin	2.81%	2.70%	2.73%	2.65%	2.59%

Ratio of interest-earning assets to interest-bearing liabilities	130.35%	130.13%	129.35%	125.49%	127.34%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.92%	0.69%	0.66%	0.77%
Core return on average assets	0.97%	0.72%	0.72%	0.77%
Return on average equity	8.19%	5.41%	5.67%	5.50%
Core return on average equity	8.60%	5.62%	6.17%	5.51%
Interest rate spread	2.61%	2.23%	2.47%	2.20%
Net interest margin	2.81%	2.59%	2.72%	2.58%
Non-interest expense to average assets	1.82%	1.85%	1.81%	1.82%
Efficiency ratio	59.46%	64.55%	62.54%	63.09%
Core efficiency ratio	57.42%	62.78%	59.65%	62.54%
Average interest-earning assets to average interest-bearing liabilities	130.35%	127.34%	128.87%	128.82%
Net charge-offs to average outstanding loans	0.13%	0.24%	0.09%	0.09%

(1) Ratios for the three months are annualized when appropriate.

CAPITAL RATIOS:
	December 31,
	2020	2019
Company:
Total capital (to risk-weighted assets)	18.54%	17.25%
Tier 1 capital (to risk-weighted assets)	17.29%	16.05%
Common equity tier 1 capital (to risk-weighted assets)	17.17%	15.94%
Tier 1 capital (to adjusted total assets)	11.38%	12.92%

Bank:
Total capital (to risk-weighted assets)	16.05%	14.25%
Tier 1 capital (to risk-weighted assets)	14.80%	13.21%
Common equity tier 1 capital (to risk-weighted assets)	14.80%	13.21%
Tier 1 capital (to adjusted total assets)	9.72%	10.25%

ASSET QUALITY:
	December 31,
	2020	2019
	(Dollars in thousands)
Non-accrual loans	$8,156	$6,687
90+ and still accruing	—	—
Non-performing loans	8,156	6,687
Real estate owned	—	—
Total non-performing assets	$8,156	$6,687

Non-performing loans to total gross loans	0.13%	0.11%
Non-performing assets to total assets	0.09%	0.08%
Allowance for loan losses	$74,676	$61,709
Allowance for loan losses to total non-performing loans	915.60%	922.82%
Allowance for loan losses to gross loans	1.21%	1.00%
Allowance for loan losses to gross loans, excluding SBA PPP loans	1.28%	—%
Unamortized purchase accounting fair value credit marks on acquired loans	$6,486	$6,955

LOAN DATA:
	December 31,
	2020	2019
Real estate loans:	(In thousands)
One-to-four family	$1,940,327	$2,077,079
Multifamily and commercial	2,817,965	2,919,985
Construction	328,711	298,942
Commercial business loans*	752,870	483,215
Consumer loans:
Home equity loans and advances	321,177	388,127
Other consumer loans	1,497	1,960
Total gross loans	6,162,547	6,169,308
Purchased credit-impaired ("PCI") loans	6,345	7,021
Net deferred loan costs, fees and purchased premiums and discounts**	12,878	21,237
Allowance for loan losses	(74,676)	(61,709)
Loans receivable, net	$6,107,094	$6,135,857

*At December 31, 2020 includes SBA PPP loans totaling $344.4 million.
**At December 31, 2020 includes SBA PPP net deferred loan fees totaling $6.6 million.

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	December 31,
	2020	2019

Total stockholders' equity	$1,011,287	$982,517
Less: goodwill	(80,285)	(60,763)
Less: core deposit intangible	(6,197)	(7,245)
Total tangible stockholders' equity	$924,805	$914,509

Shares outstanding	110,939,753	113,765,387

Book value per share	$9.12	$8.64
Tangible book value per share	$8.34	$8.04

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Reconciliation of Core Net Income
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(In thousands)
Net income	$20,654	$13,549	$57,603	$54,717
Less: gain on securities transactions, net of tax	—	(695)	(279)	(2,006)
Add: voluntary early retirement plan expenses, net of tax	(18)	—	2,255	—
Add: merger-related expenses, net of tax	—	1,229	1,500	2,162
Add: loss on extinguishment of debt	879	—	879	—
Add: branch closure expense, net of tax	197	—	1,075	—
Core net income	$21,712	$14,083	$63,033	$54,873

Return on Average Assets
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Dollars in thousands)
Net income	$20,654	$13,549	$57,603	$54,717

Average assets	$8,918,914	$7,777,343	$8,744,973	$7,086,854

Return on average assets	0.92%	0.69%	0.66%	0.77%

Core net income	$21,712	$14,083	$63,033	$54,873

Core return on average assets	0.97%	0.72%	0.72%	0.77%

Return on Average Equity
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Dollars in thousands)
Total average stockholders' equity	$1,003,590	$993,289	$1,016,097	$994,925
Less: gain on securities transactions, net of tax	—	(695)	(279)	(2,006)
Add: voluntary early retirement plan expenses, net of tax (benefit)	(18)	—	2,255	—
Add: merger-related expenses, net of tax	—	1,229	1,500	2,162
Add: loss on extinguishment of debt, net of tax	879	—	879	—
Add: branch closure expenses, net of tax	197	—	1,075	—
Core average stockholders' equity	$1,004,648	$993,823	$1,021,527	$995,081

Return on average equity	8.19%	5.41%	5.67%	5.50%

Core return on core average equity	8.60%	5.62%	6.17%	5.51%

Efficiency Ratios
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Dollars in thousands)
Net interest income	$58,676	$47,428	$221,573	$172,371
Non-interest income	9,962	8,709	31,270	31,636
Total income	$68,638	$56,137	$252,843	$204,007

Non-interest expense	$40,810	$36,237	$158,139	$128,701

Efficiency ratio	59.46%	64.55%	62.54%	63.09%

Non-interest income	$9,962	$8,709	$31,270	$31,636
Less: gain on securities transactions	—	(891)	(370)	(2,612)
Core non-interest income	$9,962	$7,818	$30,900	$29,024

Non-interest expense	$40,810	$36,237	$158,139	$128,701
Less: voluntary early retirement plan expenses	24	—	(3,018)	—
Less: merger-related expenses	—	(1,553)	$(1,931)	(2,755)
Less: loss on extinguishment of debt	(1,158)	—	(1,158)	—
Less: branch closure expenses	(264)	—	(1,434)	—
Core non-interest expense	$39,412	$34,684	$150,598	$125,946

Core efficiency ratio	57.42%	62.78%	59.65%	62.54%